Exhibit 99.1

NATURA &CO RECEIVES ALL REGULATORY APPROVALS REQUIRED

TO COMPLETE ACQUISITION OF AVON

São Paulo, December 19th, 2019 – Natura &Co Holding S.A. (NTCO3 – B3) and Avon Products, Inc. (AVP – NYSE) announce that they have received all regulatory approvals required to complete Natura &Co’s acquisition of Avon Products, Inc., paving the way for the closing of the transaction expected on January 3, 2020. This follows the approval without restrictions by the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica), the last remaining regulatory approval that is a condition precedent needed to conclude the deal.

The combination, which was announced on May 22, 2019, will result in the creation of the world’s fourth-largest pure-play beauty company, grouping together Avon, Natura, The Body Shop and Aesop.

On January 6, 2020, Natura &Co is expected to begin trading on the NYSE through American Depositary Receipts (ADRs), under the NTCO ticker symbol, in addition to continuing trading shares on the B3 stock exchange in São Paulo.

Roberto Marques, Executive Chairman of Natura &Co Holding, declared: “With all regulatory approvals, we are very close to completing the acquisition of Avon. We greatly look forward to welcoming Avon to our family of iconic beauty companies, starting a new chapter in Natura &Co’s history.”

About Natura &Co
Natura &Co is a global purpose-driven, multi-channel and multi-brand cosmetics group that is home to Natura, Aesop and The Body Shop, each a trailblazer in the beauty industry. Natura &Co posted net revenues of R$ 13.4 billion in 2018. The three companies are unique in mission and spirit but connected by a common goal of shaping a better world through positive economic, social and environmental impact. Founded in 1969, Natura is a leading Brazilian multinational brand in the cosmetics and personal care sector, and the leader in direct sales. For the past eight years, Natura has been recognized as one of the most ethical companies in the world by Ethisphere Institute, the global leader in defining and developing ethical standards for business conduct. Founded in 1976 by Dame Anita Roddick, in Brighton, England, The Body Shop was created with a vision of being a force for social and environmental good. Australian beauty brand, Aesop, was founded in 1987 with a passion for design, literature, and meticulous attention to detail, efficacy and sensory pleasure.

About Avon Products Inc.
For more than 130 years Avon has stood for women: providing innovative, quality beauty products which are primarily sold to women, through women.  Millions of independent sales Representatives across the world sell iconic Avon brands such as Avon Color and ANEW through their social networks, building their own beauty businesses on a full- or part-time basis.  Avon supports women’s empowerment, entrepreneurship and well-being and has donated over $1billion to women’s causes through Avon and the Avon Foundation.  Learn more about Avon and its products at www.avonworldwide.com. #stand4her

Media enquiries Natura &Co:

Marcelo Behar, Corporate Affairs Officer Natura &Co

natura@brunswickgroup.com

Investor Relations Natura &Co:

Viviane Behar de Castro, Investor Relations Director, Natura &Co

RI@natura.net

Media inquiries Avon:

Natalie Deacon, Executive Director Communications, Avon Products, Inc.

+ 44(0) 7725 150853

Email: media.enquiries@avon.com / natalie.deacon@avon.com

Investor Relations Avon:

Amy Greene, Vice President, Investor Relations, Avon Products, Inc.

+ 001 212 282 5320

Email: amy.greene@avon.com

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Statements in this communication (or in the documents it incorporates by reference) that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Among other things, these forward looking statements may include statements regarding the proposed transaction involving Natura and Avon; beliefs relating to value creation as a result of a proposed transaction involving Natura and Avon; the expected timetable for completing the transaction; benefits and synergies of the transaction; future opportunities for the combined company; and any other statements regarding Avon’s and Natura’s future beliefs, expectations, plans, intentions, financial condition or performance. In some cases, words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation,” “could,” “will,” “would” and similar expressions, or the negative of those expressions, may identify forward-looking statements. These forward-looking statements are based on Natura’s and Avon’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Natura’s and Avon’s control. Forward-looking statements in this communication or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Natura or Avon to predict these events or how they may affect Natura or Avon. Therefore, you should not rely on any of these forward-looking statements as predictors of future events. Except as required by law, neither Natura nor Avon has any duty to, and does not intend to, update or revise the forward-looking statements in this communication or elsewhere after the date this communication is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this communication may not occur. Uncertainties and risk factors that could affect Natura’s and/or Avon’s future performance and cause results to differ from the forward-looking statements in this communication include, but are not limited to, (a) the parties’ ability to consummate the transaction or satisfy the conditions to the completion of the transaction, including the receipt of regulatory approvals required for the transaction on the terms expected or on the anticipated schedule; (b) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; (c) the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; (d) the risk that integration of Avon’s operations with those of Natura will be materially delayed or will be more costly or difficult than expected; (e) the failure of the proposed transaction to close for any other reason; (f) the effect of the announcement of the transaction on customer and consultant relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees or customers); (g) dilution caused by Natura’s issuance of additional shares of its common stock in connection with the transaction; (h) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (i) the diversion of management time on transaction-related issues; (j) the possibility that the intended accounting and tax treatments of the proposed transactions are not achieved; (k) those risks described in Section 4 of Natura’s Reference Form for 2018, version 15, which was filed with the Brazilian Securities Commission on April 24, 2019; and (l) those risks described in Item 1A of Avon’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.